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                                                                   Exhibit 4(b)

                 VARIABLE ANNUITY LIVING BENEFITS RIDER

Rider Date: August 30, 2012

Guaranteed Maximum Rider Charge: 2.00%

Initial Rider Charge: 1.00%

Measuring Life Option: Single

Adjustment Factor:  100.00 %

Normal Activation Age:  65

This optional Rider is made a part of the entire Contract to which it is attached. Except as stated in this Rider, it is subject to all provisions contained in the Contract. Coverage under this Rider begins on the Rider Date shown above.

                             RIDER SUMMARY

GUARANTEED LIFETIME WITHDRAWAL BENEFIT (GLWB): This Rider provides that the Owner may withdraw, each Benefit Year, an amount up to the Guaranteed Annual Income (GAI), for the lifetime(s) of the Measuring Life(s), if certain conditions are met as described herein. The GAI is a percentage of the Income Base that may change over time.

                ADDITIONAL PURCHASE PAYMENT RESTRICTION

Subject to the Maximum Income Base limit and any further limitations stated in the Contract to which this Rider is attached, cumulative additional Purchase Payments after the first Benefit Year may not exceed $50,000 without prior Home Office approval. If the Contract Value is $0, then no additional Purchase Payments will be accepted.

                          ALLOCATION RESTRICTION

While this Rider is in effect, the Variable Subaccounts available for allocation may be limited if the Allocation Amendment is attached to this Rider and the Contract.

                               DEFINITIONS

ANNUITANT is the natural person used to determine the benefits if the Measuring Life Option is Single. The Annuitant is one of two natural persons used to determine the benefits if the Measuring Life Option is Joint. The Contract may only have one Annuitant. The Annuitant may not be changed while this Rider is in force.

ANNUITANT ACCOUNT VALUE (AAV) is any value previously maintained under any prior Group Annuity Contract and applied as a Purchase Payment for this Rider.

ACTIVATION DATE is a Valuation Date on which payment of the guaranteed lifetime withdrawal benefit was established under a Group Annuity Contract that was in effect prior to the Rider Date.

ANNUITANT GROUP GUARANTEED ANNUAL INCOME (AGGAI) is the GAI that was transferred on behalf of the Annuitant from any prior Group Annuity Contract.

BENEFIT YEAR is each 12 month period starting with the Rider Date and each Rider Date anniversary thereafter. A Rider Date anniversary is the same calendar day as the Rider Date, each calendar year, if such date is a Valuation Date. If in any calendar year, such calendar day is not a Valuation Date; any transactions that occur on the Rider Date anniversary will occur on the first Valuation Date following such calendar day.

COMPANY, WE, US, and OUR refer to The Lincoln National Life Insurance Company.

CONFORMING WITHDRAWALS are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year is equal to or less than the GAI. If the Owner receives only Systematic RMD during a Benefit Year, all Systematic RMD during that Benefit Year will be treated as Conforming Withdrawals. However, if a Withdrawal other than Systematic RMD occurs during a Benefit Year, then this Withdrawal and any subsequent Withdrawals, including Systematic RMD, will be treated as Excess Withdrawals to the extent that the cumulative amount withdrawn in that Benefit Year exceeds the GAI.

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EXCESS WITHDRAWALS are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year exceeds the GAI.

GROUP ANNUITY CONTRACT is any Group Annuity Contract issued by Us or an affiliate (or subsidiary) that provided coverage that included a Guaranteed Lifetime Withdrawal Benefit (GLWB) on the life of this Owner immediately preceding this Rider Date.

MEASURING LIFE is a natural person used to determine the benefits under this Rider. Measuring Life includes any Annuitant or Secondary Life.

MEASURING LIFE OPTION indicates how many natural persons are used to determine the benefits under this Rider. Under the Single Measuring Life Option, the Annuitant is used to determine the benefits under this Rider. Under the Joint Measuring Life Option, the Annuitant and the Secondary Life are used to determine the benefits under this Rider. The Measuring Life Option may not be changed after the Rider Date. The Measuring Life Option elected in any prior Group Annuity Contract is the same Measuring Life Option that will be in effect under this Rider, subject to the Company's policies and procedures as of the Rider Date.

NORMAL ACTIVATION AGE is as shown on page 1 of this Rider.

SECONDARY LIFE is the second natural person, if any, used to determine the benefits under this Rider if the Measuring Life Option is Joint. On the Rider Date any Secondary Life must be the Annuitant's Spouse. The Secondary Life may not be changed while this Rider is In Force.

SPOUSE means an individual who would be recognized as a Spouse under federal law.

SYSTEMATIC RMD means systematic monthly or quarterly installments withdrawn via the Company's automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by the Company in accordance with the IRC Section 401(a)(9), as amended from time to time, for the Contract to which this Rider is attached.

WITHDRAWAL is the gross amount of a Withdrawal before any applicable charges and/or Interest Adjustment/Market Value Adjustment. Withdrawals are Conforming Withdrawals or Excess Withdrawals. Any Withdrawal that otherwise is a Conforming Withdrawal, but that is not made payable to the Owner or the Owner's bank account, will be treated as an Excess Withdrawal.

VALUATION DATE is the close of the market of each day that the New York Stock Exchange is open for business and the day on which a unit value is calculated for any Sub-account(s).

                GUARANTEED LIFETIME WITHDRAWAL BENEFIT

                             INCOME BASE

The Income Base is the value used to calculate the GAI and the Rider Charges.

INITIAL INCOME BASE

If an Activation Date has not occurred, the Initial Income Base on the Rider Date will be determined as follows.

    I. If the Measuring Life Option is Single and the age of the Measuring Life on the Rider Date is equal to or greater than the Normal Activation Age, the Initial Income Base will be equal to the greater of (a) or (b), plus (c); where:

           (a) is the AAV;

           (b) is the AGGAI times the Adjustment Factor (shown on page 1 of this Rider) divided by the GAI Rate shown in the GAI Rate Table of this Rider for the age of the Measuring Life on the Rider Date; and

           (c) is any Purchase Payments, excluding any AAV, paid on the Rider Date.

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    II.  If the Measuring Life Option is Single and the age of the Measuring
         Life on the Rider Date is less than the Normal Activation Age, the Initial Income Base will be equal to the greater of (a) or (b), plus
         (c); where;

           (a) is the AAV;

           (b) is the AGGAI divided by the Single Measuring Life GAI Rate shown in the GAI Rate Table of this Rider for the Normal Activation Age; and

           (c) is any Purchase Payments, excluding any AAV, paid on the Rider Date.

    III. If the Measuring Life Option is Joint, the Initial Income Base will be equal to the greater of (a) or (b), plus (c); where:

           (a) is the AAV;

           (b) is the AGGAI times the Adjustment Factor (shown on page 1 of this Rider) divided by the GAI Rate shown in the GAI Rate Table of this Rider for the age of the younger Measuring Life on the Rider Date, and

           (c) is any Purchase Payments, excluding any AAV, paid on the Rider Date

If the Activation Date has occurred, the Initial Income Base on the Rider Date for any Measuring Life Option in effect, will be equal to the greater of
(a) or (b), plus (c); where:

           (a) is the AAV;

           (b) is the AGGAI divided by the GAI Rate for the Measuring Life Option in effect and the age of the Measuring Life, or the age of the younger Measuring Life, if the Measuring Life Option is Joint, on the Rider Date as shown in the GAI Rate Table of this Rider; and

           (c) is any Purchase Payments, excluding any AAV, paid on the Rider
               Date

MAXIMUM INCOME BASE

The Income Base is subject to a $10,000,000 maximum of the combined Income Base (including any Guaranteed Amount) values for all Company annuity contracts and annuity riders, including annuity contracts with an affiliated company, for which the Annuitant and Secondary Life, if applicable, is a Measuring Life.

ADJUSTMENT (to the Income Base) FOR ADDITIONAL PURCHASE PAYMENTS

If an additional Purchase Payment is accepted, the Income Base will be increased to equal the additional Purchase Payment plus the Income Base immediately prior to receipt of the additional Purchase Payment.

Additional Purchase Payments may affect the Rider Charge pursuant to the GLWB Rider Charge section below.

ADJUSTMENT (to the Income Base) FOR WITHDRAWALS

Upon each Excess Withdrawal, the Income Base will be reduced in the same proportion that the Excess Withdrawal reduced the Contract Value. Upon each Conforming Withdrawal, the Income Base will not be reduced.

AUTOMATIC ANNUAL STEP-UP (of the Income Base)

On each Rider Date anniversary, the Income Base may be increased to equal the Contract Value by an Automatic Annual Step-Up if all the following conditions are satisfied:

    a) All Measuring Lives as of that Valuation Date are under age 86, and

    b) The Contract Value as of that Valuation Date is greater than the Income Base.

Upon an Automatic Annual Step-Up, the Rider Charge rate will be changed to the Rider Charge rate currently in effect, subject to the Guaranteed Maximum Rider Charge. If the Rider Charge rate is increased in connection with an increase to the Income Base, the Owner may decline the increase by Notice to the Company within 30 days of the effective date of the increase. If the Owner does decline the increase, the Income Base will be reduced to the Income Base on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals and additional Purchase Payments. If the Owner does not decline the increase to the Income Base, the increase to the Income Base will be deemed accepted by the Owner.

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                     GUARANTEED ANNUAL INCOME (GAI) AMOUNT

The GAI is an amount that may be withdrawn from the Contract by the Owner each Benefit Year as a Conforming Withdrawal. On the later of (a) the Rider Date, or (b) the first Valuation Date the GAI Rate is above 0%, the initial GAI is set equal to the Income Base times the GAI Rate. The GAI and GAI Rate will be set and may be reset as described below. As long as the GAI is not reduced to $0, then the GAI may be withdrawn during the lifetime(s) of the Measuring Life(s).

The GAI Rate is the rate used to determine the GAI. The GAI Rate varies as shown in the GAI Rate Table, and is determined as described below.

GAI RATE TABLE

GAI RATE - SINGLE MEASURING LIFE OPTION                                          GAI RATE - JOINT MEASURING LIFE OPTION

AGE OF MEASURING LIFE           GAI RATE                                           AGE OF YOUNGER OR             GAI RATE
                                                                               SURVIVING MEASURING LIFE
  Below age 60                    0.00%                                           Below age 45                    0.00%
      60-65                       3.00%                                                45                         2.45%
       66                         3.50%                                                46                         2.50%
       67                         4.00%                                                47                         2.60%
       68                         4.50%                                                48                         2.65%
       69                         5.00%                                                49                         2.75%
       70 +                       5.50%                                                50                         2.85%
                                                                                       51                         2.90%
                                                                                       52                         3.00%
                                                                                       53                         3.05%
                                                                                       54                         3.15%
                                                                                       55                         3.20%
                                                                                       56                         3.30%
                                                                                       57                         3.35%
                                                                                       58                         3.45%
                                                                                       59                         3.50%
                                                                                       60                         3.60%
                                                                                       61                         3.65%
                                                                                       62                         3.75%
                                                                                       63                         3.95%
                                                                                       64                         4.15%
                                                                                       65                         4.35%
                                                                                       66                         4.40%
                                                                                       67                         4.40%
                                                                                       68                         4.45%
                                                                                       69                         4.45%
                                                                                       70                         4.50%
                                                                                       71                         4.50%
                                                                                       72+                        4.55%

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MAXIMUM GAI

The combined GAI (including any Maximum Annual Withdrawal amount, or "MAW") for all Company annuity contracts, including annuity contracts with an affiliated company, for which the Annuitant and Secondary Life, if applicable, is a Measuring Life, is subject to a maximum of the GAI Rate times the Maximum Income Base.

SETTING AND RESETTING OF GAI RATE

Before the first Withdrawal after the initial GAI is determined, the GAI Rate will be as shown in the GAI Rate Table, based upon the age of the Measuring Life. Upon the first Withdrawal after the initial GAI is determined, the GAI Rate will be set based upon the age of the Measuring Life as of the date of the Withdrawal. The GAI will be equal to the Income Base times the set GAI Rate. After the GAI Rate is set, the GAI Rate will not change, except as described below.

If after the GAI Rate is set, an Automatic Annual Step-Up occurs and is accepted by the Owner, the GAI Rate will be reset based upon the age of the Measuring Life on the Rider Date anniversary, as shown in the GAI Rate Table. Upon a GAI Rate reset, the GAI will be equal to the Income Base times the reset GAI Rate.

If the Measuring Life Option is Joint, the GAI Rate will be set and reset based upon the age of the younger or surviving Measuring Life.

ADJUSTMENT (to the GAI) FOR ADDITIONAL PURCHASE PAYMENTS

If an additional Purchase Payment is accepted, the GAI will be increased to equal the additional Purchase Payment times the set GAI Rate plus the GAI immediately prior to receipt of the additional Purchase Payment.

ADJUSTMENT (to the GAI) FOR WITHDRAWALS

Upon each Excess Withdrawal, the GAI applicable to the next Benefit Year will decrease to equal the Income Base after the Excess Withdrawal times the set GAI Rate. If the Income Base after the Excess Withdrawal equals $0, this Rider will terminate and this Contract will be deemed surrendered.

Upon each Conforming Withdrawal, the GAI will remain unchanged.

ADJUSTMENT (to the GAI) FOR AUTOMATIC ANNUAL STEP-UP

The GAI will reset on the Valuation Date of an increase to the Income Base from the Automatic Annual Step-Up to equal the increased Income Base times the set GAI Rate. A higher GAI Rate may apply, pursuant to the Setting and Resetting of GAI Rate Provision, above.

If the Rider Charge rate is increased in connection with an Automatic Annual Step-Up the Owner may decline the increase by Notice to the Company within 30 days of the effective date of the increase. If the Owner does decline the increase, (a) the GAI Rate will be reduced to the GAI Rate on the Valuation Date immediately prior to the increase, and (b) the GAI will be reduced to the GAI on the Valuation Date immediately prior to the increase, subject to adjustments for Withdrawals and additional Purchase Payments.

CONTRACT VALUE REDUCES TO $0

Even if the Contract Value declines to $0, as long as the GAI is not $0 the GAI will continue for the lifetime(s) of the Measuring Life(s). The Owner may elect to receive the GAI at any frequency the Company offers, subject to minimum payment amount rules then in effect, but no less frequently than annually.

If the Contract Value is $0 and the Contract terminates due to the death of all Measuring Lives, no Death Benefit will be paid. However, unless the currently effective Death Benefit option is the Contract Value Death Benefit Option, a final payment paid as a lump sum will be made under this Rider. Such payment (not to be less than $0) shall be equal to (A) minus (B) minus
(C), where:

    (A) is equal to the sum of all Purchase Payments;

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    (B) is the sum of all Final Payment Reductions through the Valuation Date upon which the Contract Value reduces to $0. Final Payment Reductions are made whenever a Withdrawal occurs. Upon an Excess Withdrawal, Final Payment Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to
        (A) as the Final Payment Reduction. Upon a Conforming Withdrawal, the dollar amount of the reduction of the Contract Value due to the Withdrawal will be applied to (A) as the Final Payment Reduction; and

    (C) is the sum of all Conforming Withdrawals on and after the Valuation Date upon which the Contract Value reduces to $0.

GAI ANNUITY PAYMENT OPTION

The GAI Annuity Payment Option may be irrevocably elected by the Owner upon Notice to the Company. If elected, the Owner will receive payment equal to the GAI each Benefit Year for the lifetime(s) of all Measuring Lives. The Owner may elect to receive the GAI at any frequency the Company offers, subject to minimum payment amount rules then in effect, but no less frequently than annually.

If this GAI Annuity Payment Option is in effect no Death Benefit will be paid. However, if the Death Benefit option prior to the Annuity Commencement Date was not the Contract Value Death Benefit Option, a final payment paid as a lump sum will be made under this Rider. Such payment (not to be less than $0) shall be equal to (A) minus (B) minus (C), where:

    (A) is equal to the sum of all Purchase Payments.

    (B) is the sum of all Final Payment Reductions prior to the GAI Annuity Payment Option Effective Date. Final Payment Reductions are made whenever a Withdrawal occurs. Upon an Excess Withdrawal, Final Payment Reductions are calculated proportionately, the percentage reduction of the Contract Value due to the Withdrawal will be applied to (A) in the same percentage. Upon a Conforming Withdrawal, the dollar amount of the reduction of the Contract Value due to the Withdrawal will be applied to the (A) as the Final Payment Reduction.

    (C) is the sum of all Conforming Withdrawals on and after the GAI Annuity Payment Option Effective Date.

                            EFFECT OF DEATH

Upon the death of the Annuitant if the Measuring Life Option is Single, this Rider will terminate.

Upon the first death of a Measuring Life if the Measuring Life Option is Joint, the Owner may continue the contract and this Rider in force under the Joint Measuring Life Option. If so continued, the GAI will continue for the life of the surviving Measuring Life. Upon the death of the surviving Measuring Life, this Rider will terminate.

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                              RIDER CHARGE

The Rider Charge rate may vary depending on the Measuring Life Option. The Initial Rider Charge annual rate is shown on Page 1 of this Rider. The Rider Charge rate may change as described, but the annual Rider Charge rate may never exceed the Guaranteed Maximum Rider Charge rate shown on Page 1 of this Rider. The quarterly Rider Charge rate is the annual Rider Charge rate divided by four.

A quarterly Rider Charge is deducted from the Contract Value on the first Valuation Date of every third month following the Rider Date. The amount of the quarterly Rider Charge is the quarterly Rider Charge rate times the Income Base on the Valuation Date the charge is deducted.

Quarterly Rider Charges will be deducted from each Variable Subaccount on a proportional basis. A pro-rata Rider Charge will be deducted upon termination of the GLWB Provision, except if this Contract is terminated due to death.

Any change to the Rider Charge rate will occur only on a Rider Date anniversary. The Rider Charge rate change is to the Rider Charge rate currently in effect on the Rider Date anniversary of the change, subject to the Guaranteed Maximum Rider Charge rate.

The Rider Charge rate will change due to an Automatic Annual Step-Up pursuant to the Automatic Annual Step-Up (of the Income Base) Provision, above. Any Automatic Annual Step-Up may be declined if the Rider Charge rate increased.

The Rider Charge rate may increase due to an additional Purchase Payment in the Benefit Year preceding the applicable Rider Date anniversary, if the cumulative total of post-first Benefit Year Purchase Payments equals or exceeds the limit shown in the Additional Purchase Payment Restriction.

                               GENERAL

GOP DEATH BENEFIT AMOUNT

A GOP Death Benefit is provided under the Guarantee of Principal (GOP) Rider which may be applicable to the Contract as shown in the Contract
Specifications.

While this Rider is in force, Withdrawals will have the following impact on the GOP Death Benefit:

    (a) For Excess Withdrawals the percentage reduction of the Contract Value due to the Withdrawal will be applied to the sum of the Purchase Payments.

    (b) For Conforming Withdrawals, the dollar amount of the reduction of the Contract Value due to the Withdrawal will be applied equally to the sum of the Purchase Payments.

ASSIGNMENTS

While this Rider is in effect, the Owner may not sell or assign the Contract other than to the Annuitant, nor may it be discounted or pledged as collateral for a loan or as a security for the performance of an obligation or any other purpose.

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE

The Mortality and Expense Risk and Administrative Charge rates for this Contract are shown under MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE in the Contract Specifications.

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TERMINATION OF THIS RIDER

The Owner may terminate this Rider upon Notice to the Company any time after the Rider Date. This Rider will terminate upon:

    a) the date the Contract to which this Rider is attached terminates;

    b) the date the Owner is changed due to death or pursuant to an enforceable divorce agreement or decree, except when Ownership is transferred to the surviving Secondary Life upon death of the Owner;

    c) the Annuity Commencement Date except under the GAI Annuity Payment Option; and

    d) the death of the Owner if the Measuring Life Option is Single, or on the death of the last surviving Measuring Life if the Measuring Life Option is Joint.

The Rider will also terminate upon the date both the Income Base and GAI equal $0 as the result of an Excess Withdrawal.

Upon termination of this Rider, the benefits and charges within this Rider will terminate. A pro-rata Rider Charge will be deducted upon termination, except if this Rider is terminated due to death.

                 THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                        /s/ Charles A. Brawley, III

                     CHARLES A. BRAWLEY, III, SECRETARY

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